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                                                                     Exhibit 4.1

                       Amendment to the Dime Bancorp, Inc.
                            1991 Stock Incentive Plan

                         Effective as of April 20, 2001


            The Dime Bancorp, Inc. 1991 Stock Incentive Plan (the "Plan") is hereby amended in the following particulars:

            1. Section 3.2(i) of the Plan is amended to add the word "and" following the semi-colon at the end thereof.

            2. Section 3.2(j) of the Plan is amended to read in full as follows:

                  "(j) to amend or otherwise modify, prospectively or
            retroactively, the terms of any award; provided, however, that no amendment or modification shall impair the rights of the award holders without his or her consent, and provided further, that no such amendment or modification of a Stock Option may reduce the option exercise price after the date of grant of the option nor may any Stock Option or other stock option granted under any other stock-based incentive plan maintained by Bancorp or any of its subsidiaries be cancelled and replaced with a new Stock Option award at a lower option exercise price (except to the extent the reduction of the option exercise price or the cancellation of a Stock Option or other stock option and the replacement of such cancelled option with a new Stock Option award at a lower option exercise price is permitted pursuant to Section 4.3)."

            3. Section 3.2(k) of the Plan is deleted in its entirety.

            4. The first sentence of Section 4.1 of the Plan is hereby amended to read in full as follows:

                  "The total number of shares of Stock reserved and available for distribution under the Plan shall be 11,832,605, plus a number of shares of Stock equal to the sum of the number of (a) shares of Stock previously reserved and available for distribution under the Dime Bancorp, Inc. Stock Incentive Plan (the "Stock Incentive Plan") that are subject to the unexercised portions of any options granted under the Stock Incentive Plan that, on or after February 29, 1996, expire, terminate or are canceled, and (b) shares of Stock consisting of restricted stock sold under the Stock Incentive Plan which are repurchased by Bancorp on or after February 29, 1996; provided, however, that for the purposes of clause (a) above, if any
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            stock appreciation rights granted in tandem with an option granted under the Stock Incentive Plan are exercised and paid in Stock on or after February 29, 1996, the shares theretofore subject to that option (or portion thereof) shall not be counted in determining the number of shares available for future awards under the Plan."

            5. The last sentence of Section 4.1 of the Plan is amended to read in full as follows:


            "Notwithstanding the limitation described in the first sentence of this Section 4.1, for purposes of determining awards under the Plan, the number of shares of Stock that may be awarded in the form of Deferred Stock, Restricted Stock or rights to purchase Restricted Stock on or after April 20, 2001 under the Plan and any other stock-based incentive plan maintained by Bancorp or any of its subsidiaries may not exceed 1,500,000 shares of Stock."

            6. Section 6.2(b) of the Plan is amended to read in full as follows:

            "(b) Option Term. The term of each Stock Option shall be determined by the Committee, but in no event shall the term of any Stock Option granted on or after April 20, 2001 exceed 10 years."


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